EXHIBIT 5.1

December 6, 2011

Board of Directors

Patriot Coal Corporation

12312 Olive Boulevard

St. Louis, Missouri 63141

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

As Senior Vice President – Law & Administration and General Counsel of Patriot Coal Corporation (the “Company”), I am familiar with the registration statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”) in connection with the registration under the Act of an aggregate of 6,500,000 shares of common stock (“Common Stock”), par value $0.01 per share, of the Company (the “2007 Plan Shares”) issuable under the Patriot Coal Corporation 2007 Long-Term Equity Incentive Plan (the “2007 Plan”) along with the associated preferred share purchase rights (the “2007 Plan Rights”), and 500,000 shares of Common Stock (the “ESP Shares” and, together with the 2007 Plan Shares, the “Shares”) issuable under the Patriot Coal Corporation Employee Stock Purchase Plan (the “ESP Plan” and, together with the 2007 Plan, the “Plans”) along with the associated preferred share purchase rights (the “ESP Rights” and, together with the 2007 Plan Rights, the “Rights”). The Rights are to be issued pursuant to the Rights Agreement, dated October 22, 2007, between the Company and American Stock Transfer & Trust Company (the “Rights Agreement”).

In connection with the preparation of the Registration Statement, I have made certain legal and factual examinations and inquiries and examined, among other things, such documents, records, instruments, agreements, certificates and matters as I have considered appropriate and necessary for the rendering of this opinion. When relevant facts were not independently established, I have relied without independent investigation as to matters of fact upon statements of government officials. I have assumed for the purpose of this opinion the authenticity of all documents submitted to me as originals and the conformity with the originals of all documents submitted to me as copies, and the genuineness of the signatures thereon.

Based on the foregoing and in reliance thereon, and subject to the assumptions, comments, qualifications, limitations and exceptions set forth herein, and upon my review of applicable statutes and case law, I am of the opinion that the Shares and the Rights have been duly authorized and upon issuance, delivery and payment therefor, in accordance with the terms of the Plans, the Rights Agreement and any relevant agreements thereunder, the Shares and the Rights will be legally issued, and the Shares will be fully paid and non-assessable.

It should be understood that my opinion above concerning the Rights does not address the determination a court of competent jurisdiction may make regarding whether the board of directors of the Company would be required to redeem or terminate, or take other action with respect to, the Rights at some future time based on the facts and circumstances existing at that time, and that my opinion above addresses the Rights and the Rights Agreement in their entirety and not any particular provision of the Rights or the Rights Agreement and that it is not settled whether the invalidity of any particular provision of a rights agreement or of rights issued thereunder would result in invalidating such rights in their entirety.

The opinions expressed herein are rendered solely for your benefit and are not to be otherwise used, circulated, quoted or referred to without my prior written consent. The opinions reflect only the application of the Federal laws of the United States and, to the extent required by the foregoing opinions, the General Corporation Law of the State of Delaware, including the statutory provisions and all applicable provisions of the Delaware Constitution. I advise you that I am not licensed as an attorney in the State of Delaware. The opinions set forth herein are made as of the date hereof and are subject to, and may be limited by, future changes in the factual matters set forth herein, and I undertake no duty to advise you of the same. The opinions are based upon the law in effect (and published or otherwise generally available) on the date hereof, and I assume no obligation to revise or supplement these opinions should such law be changed by legislative action, judicial decision or otherwise. In rendering my opinions, I have not considered, and hereby disclaim any opinion as to, the application or impact of any laws, cases, decisions, rules or regulations of any other jurisdiction, court or administrative agency.

I do not give any opinions except as set forth above. I hereby consent to the inclusion of my opinion as Exhibit 5.1 to the Registration Statement. I also consent to your filing copies of this opinion letter as an exhibit to the Registration Statement with agencies of such states as you deem necessary in the course of complying with the laws of such states regarding the offering and sale of the Shares. In giving this consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Joseph W. Bean

Joseph W. Bean

Senior Vice President – Law & Administration

and General Counsel